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EXHIBIT 8.1    DRAFT OPINION OF MULDOON, MURPHY & FAUCETTE
               RE:  FEDERAL TAX MATTERS
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                                    [DRAFT]





                           __________________, 1998



Board of Directors
West Essex Bank, F.S.B.
417 Bloomfield Avenue
Caldwell, New Jersey  07006

     Re: Certain Federal Tax Consequences of the Reorganization of West Essex Bank, F.S.B. from a federally-chartered Mutual Savings Bank to a federally-chartered Stock Savings Bank in the Federal Mutual Holding Company Form of Organization

To the Members of the Board of Directors:

     You have requested an opinion regarding certain federal tax consequences of the proposed reorganization of West Essex Bank, F.S.B. (the "Mutual Savings Bank" or the "Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank in the federal mutual holding company
form of organization (the "Reorganization").   West Essex Bank (the "Stock
Savings Bank" or "West Essex") will be the stock savings bank successor to the
Mutual Savings Bank.   The Reorganization will include the proposed sale of a
minority interest in the common stock of West Essex Bancorp, Inc. ("Bancorp" or the "Company") pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance of West Essex Bank, F.S.B. adopted by the Board of Directors of the Mutual Savings Bank on March 18, 1998 (the "Plan of Reorganization"). The Reorganization and its component and related transactions are described in the Plan of Reorganization, and in the Offering Circular filed with the Office of Thrift Supervision in connection with the Reorganization and proposed sale of common stock (the "Offering Circular"). We are rendering this opinion pursuant to Section III, C, Paragraph 6 of the Plan of Reorganization. As used in this letter, "Mutual Savings Bank" refers to the Savings Bank before the Reorganization and "Stock Savings Bank" refers to the Savings Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meaning assigned to them in the Plan of Reorganization or Offering Circular.
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Board of Directors                  [DRAFT]
____________, 1998
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     The Reorganization will be effected, pursuant to the Plan of
Reorganization, as follows: (i) Mutual Savings Bank will organize an interim federal stock savings bank as its wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize a stock corporation as a wholly-owned subsidiary
("Stock Holding Company");   and (iii)  Interim One will organize an interim
federal stock savings bank as a wholly-owned subsidiary ("Interim Two"). The following transactions will then occur sequentially: (iv) Mutual Savings Bank will convert its charter to a federal stock savings bank charter and thereby become Stock Savings Bank (the "Conversion") and Interim One will exchange its charter for a federal mutual holding company charter and thereby become the "Mutual Holding Company"; (v) Interim Two will merge with and into Stock Savings Bank with Stock Savings Bank being the surviving institution and (vi) 100% of the issued shares of common stock of Stock Savings Bank (which will be constructively received by former Mutual Savings Bank depositors when Mutual Savings Bank becomes Stock Savings Bank pursuant to step (iv)) will be transferred to the Stock Holding Company in exchange for membership interests in the Mutual Savings Bank which are conveyed constructively to the Mutual Holding Company.

     In the Conversion, depositor-members of the Mutual Savings Bank will constructively receive common stock of the Stock Savings Bank in exchange for their mutual interests in the Mutual Savings Bank. In connection with the merger in step (v), the shares of Interim Two common stock owned by the Mutual Holding Company prior to the merger shall be converted into and shall become shares of Stock Savings Bank common stock, and the shares of the Stock Savings Bank constructively received by the Stock Savings Bank stockholders (formerly the depositor-members holding mutual interests in the Mutual Savings Bank) will be transferred to the Mutual Holding Company by the depositor-members in exchange for mutual interests in the Mutual Holding Company (the "Exchange").

     As a result of these transactions, (a) Stock Savings Bank will be a wholly-owned subsidiary of the Stock Holding Company, which will be a wholly-owned subsidiary of the Mutual Holding Company until a minority interest in shares of common stock of the Stock Holding Company are sold pursuant to the Stock Issuance Plan, at which time the Stock Savings Bank will remain the wholly-owned subsidiary of the Stock Holding Company, which will be a majority-owned subsidiary of the Mutual Holding Company, and (b) the former depositors of Mutual Savings Bank will own membership rights and interests in the Mutual Holding Company.

     Simultaneously with the Reorganization, as noted above, the Stock Holding Company will offer to sell additional shares of its common stock pursuant to the Stock Issuance Plan, with priority subscription rights granted (in descending order) to certain depositors in Mutual Savings
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Board of Directors                  [DRAFT]
____________, 1998
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Bank, to certain employee stock benefit plans of Mutual Savings Bank, to
Supplemental Eligible Account Holders of Mutual Savings Bank, to Other Members of Mutual Savings Bank, and to certain members of the community/general public.

     In connection with the opinions expressed herein, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization and the Offering Circular, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also received and relied upon, without independent verification, the representations of Mutual Savings Bank concerning the Mutual Savings Bank itself as well as the other parties to the transaction and the Reorganization transaction itself ("Representations"); these Representations are attached as an exhibit to this letter. We have assumed that such Representations are true and that the parties to the Reorganization will act in accordance with the Plan of Reorganization. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     The opinions contained herein are not binding on the Internal Revenue Service ("IRS") or any court. No assurance can be given that the IRS will not take a different view of these transactions and that view may be ultimately sustained by a court.

     The opinions expressed herein are rendered only with respect to the issues specified herein. We express no opinion with respect to any other Federal, state or local tax or other legal aspect of the transaction. If any of the above referenced facts or Representations are not entirely true, correct and complete, that could cause us to change our opinion. In issuing our opinion, we are relying on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") cited herein, all of which are subject to change, which change can be retroactive in effect. Any such change could have an effect on the validity of our opinions.

     Based on and subject to the foregoing, the facts as referenced in this opinion, the Representations attached as an exhibit to this opinion, and subject to the limitations referenced herein, it is our opinion that for federal income tax purposes, under the current law -

     (1) the Bank's conversion of its charter to stock form (the "Bank Conversion") will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code;
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Board of Directors                  [DRAFT]
____________, 1998
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     (2)  the conversion of the Bank's wholly-owned subsidiary ("Interim One")
          into the Mutual Holding Company will qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code;

     (3) the merger of the wholly-owned subsidiary of Interim One ("Interim Two") into the Stock Savings Bank with the Stock Savings Bank as the survivor will qualify as a tax-free reorganization under Code Section 368(a)(1)(A);

     (4) no gain or loss will be recognized by the Bank (in either its status as Mutual Savings Bank or Stock Savings Bank) in the Conversion;

     (5) neither the Stock Savings Bank nor the Mutual Holding Company will recognize gain or loss upon the receipt by the Stock Savings Bank of substantially all of the assets of the Mutual Savings Bank in exchange for equity interests in the Mutual Holding Company and the Stock Savings Bank's assumption of the Mutual Savings Bank's liabilities;

     (6) the Mutual Holding Company's basis in the stock of the Stock Savings Bank will increase by an amount equal to the Mutual Savings Bank's net basis in the property transferred to the Stock Savings Bank;

     (7) the Stock Savings Bank's basis in the property received from the Mutual Savings Bank will be the same as the basis of such property in the hands of the Mutual Savings Bank immediately prior to the Reorganization and Offering;

     (8) the Stock Savings Bank's holding period for the property received from the Mutual Savings Bank will include the period during which such property received from the Mutual Savings Bank was held by the Mutual Savings Bank;

     (9) subject to the conditions and limitations set forth in Code Sections 381, 382, 383 and 384 and the Treasury Regulations promulgated thereunder, the Stock Bank will succeed to and take into account the tax attributes of the Mutual Savings Bank described in Code Section 381(c);

     (10) no gain or loss will be recognized by the depositors of the Mutual Savings Bank on the receipt of equity interests with respect to the Mutual Holding Company in
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Board of Directors                  [DRAFT]
____________, 1998
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          exchange for their equity interests in the Mutual Savings Bank constructively surrendered therefor in the Exchange;

     (11) the exchange of stock by depositors in exchange for equity interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to Code Section 351;

     (12) each Mutual Savings Bank depositor's aggregate basis, if any, in the Mutual Holding Company equity interest received in the Exchange will equal the aggregate basis, if any, of each depositor's equity interest in the Mutual Savings Bank;

     (13) the holding period of the Mutual Holding Company equity interests received by the depositors of Mutual Savings Bank will include the period during which the Mutual Savings Bank equity interest surrendered in exchange therefor were held;

     (14) the Mutual Holding Company will recognize no gain or loss upon the transfer of the Stock Savings Bank stock to Bancorp in exchange for Common Stock pursuant to Code Section 351;

     (15) Bancorp will recognize no gain or loss upon its receipt of Stock Savings Bank stock from the Mutual Holding Company in exchange for Common Stock;

     (16) the Mutual Holding Company will increase its basis in its shares of the common Stock by the Mutual Holding Company's basis in its Stock Savings Bank stock;

     (17) Bancorp will recognize no gain or loss upon the receipt of money in exchange for shares of Common Stock;

     (18) no gain or loss will be recognized by the Mutual Savings Bank's account holders upon the issuance to them of accounts in the Stock Savings Bank immediately after the Reorganization and Offering, in the same dollar amounts and on the same terms and conditions as their accounts at the Mutual Savings Bank immediately prior to the Reorganization and Offering;

     (19) the tax basis of the Common Stock purchased in the Reorganization and Offering will be equal to the amount paid therefor increased, in the case of the Common
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Board of Directors                  [DRAFT]
____________, 1998
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          Stock acquired to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised;

     (20) the holding period for the Common Stock purchased in the Reorganization and Offering will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase;

     (21) gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Reorganization and Offering, but only to the extent such Subscription Rights are deemed to have value.


     In rendering our opinion in (19) above, regarding the tax basis of shares of Stock Holding Company common stock, we have relied, without independent verification, on the opinion of ___________ that the nontransferable subscription rights have no value.

     This opinion is given solely for the benefit of the parties to the Plan of Reorganization, and the Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Stock Issuance Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form MHC-1 and MHC-2 to be filed with the Office of Thrift Supervision and to the references to this opinion in the Offering Circular.

                              Very truly yours,

                              MULDOON, MURPHY & FAUCETTE
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                         CERTIFICATE OF REPRESENTATIONS
                         ------------------------------

     I, Leopold W. Montanaro, Director, President, and Chief Executive Officer of West Essex Bank, F.S.B., Caldwell, New Jersey, a federally-chartered mutual savings bank (the "Mutual Savings Bank" or the "Bank"), for the purpose of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette in connection with the Reorganization of West Essex from the mutual savings bank form to a federally-chartered stock savings bank in the federal mutual holding company form of organization (the "Reorganization"). As part of the Reorganization, the Bank will convert its charter to a federal stock savings bank charter to become "Stock Savings Bank" and will become a wholly-owned subsidiary of West Essex Bancorp, Inc. ("Bancorp" or the "Company"), and Bancorp will issue a majority of its Common Stock to West Essex Bancorp, M.H.C., a mutual holding company (the "Mutual Holding Company") and will sell a minority of its Common Stock to the public. The Reorganization will occur pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance adopted by the Board of Directors of the Mutual Savings Bank on March 18, 1998 (the "Plan
of Reorganization").*   I do hereby certify that all of the information set
forth in the following representations is true to the best of my knowledge and belief:

     (a) Taking into account any issuance of shares of Bancorp, the exercise of any Bancorp stock rights, warrants or subscriptions, a public offering of Bancorp stock, and the sale, exchange, transfer by gift or other disposition of any stock of Bancorp to be received in the proposed transaction, the persons who constructively transfer Stock Savings Bank stock to Bancorp (the depositors), plus those who purchase Bancorp stock in the Subscription and Community Offerings will be in "control" of Bancorp within the meaning of section 368(c). ["Control" is defined as at least 80% in vote and value of all classes of stock.].

     (b) Following the Reorganization, the Stock Savings Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of InterimTwo's net assets and at least 70% of the fair market value of InterimTwo's gross assets held immediately prior to the Reorganization. For purposes of this representation, no amounts of cash will be paid by the Stock Savings Bank or InterimTwo to depositors of Mutual Savings Bank. Amounts used by the Stock Savings Bank or Interim Two to pay reorganization expenses will be included as assets of the Mutual Savings Bank or Interim One respectively, immediately prior to the Reorganization.

     (c) Prior to the transaction, the Company will be in control of InterimTwo within the meaning of Section 368(c) of the Internal Revenue Code (IRC). ["Control" is defined as at least 80% in vote and value of all classes of stock.]

---------------------
     * All capitalized terms used but not defined in this Certificate of Representations shall have the meaning assigned to them in the Plan of Reorganization or Prospectus.
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     (d) As of the date of the execution of this Reorganization, the Stock
     Savings Bank has no plan or intention to issue additional shares of its stock that would result in the Company losing control of the Stock Savings Bank within the meaning of Section 368(c) of the IRC.

     (e) As of the date of this Reorganization, neither Company nor Stock Savings Bank has any plan or intention to acquire any of its own stock issued in the transaction.

     (f) Stock Savings Bank has no plan or intention to issue additional shares of its stock following the transaction.

     (g) The Company has no plan or intention to liquidate the Stock Savings Bank; to merge the Stock Savings Bank with or into another corporation, or sell or otherwise dispose of the stock of the Stock Savings Bank except for transfers of stock to corporations controlled by the Company; to cause the Stock Savings Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from the InterimTwo, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Stock Savings Bank.

     (h) At the time of the Reorganization, the fair market value of the assets of the Mutual Savings Bank on a going concern basis will exceed the amount of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (i) The liabilities of the Mutual Savings Bank assumed by the Stock Savings Bank were incurred by the Mutual Savings Bank in the ordinary course of its business.

     (j) The liabilities of the InterimTwo, if any, assumed by the Stock Savings Bank and the liabilities to which the transferred assets of InterimTwo are subject to, were incurred by InterimTwo in the ordinary course of business.

     (k) Mutual Holding Company will not assume any liabilities in the Reorganization and none of the Stock Savings Bank stock constructively transferred to Mutual Holding Company will be subject to any liability.

     (l) Following the transaction, the Stock Savings Bank will continue the historic business of Mutual Savings Bank or use a significant portion of its business assets in a business. Stock Savings Bank has no plan or intention to sell or otherwise dispose of any of its assets other than in the ordinary course of business.

     (m) Immediately following consummation of the Reorganization, Stock Savings Bank will possess the same assets and liabilities as Mutual Savings Bank held immediately prior to the Reorganization.

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     (n) The Company, InterimTwo, the Stock Savings Bank and the depositors of the Mutual Savings Bank will pay their respective expenses, if any, incurred in the reorganization. The Stock Savings Bank will pay or assume only those expenses of InterimTwo, if any, that are solely and directly related to the transaction according to the guidelines established in
     Revenue Ruling 73-54, 1973-1 C.B. 187.   [Guidelines disqualify fees such
     as those incurred for investment or estate planning advice.]

     (o) There is no intercorporate indebtedness existing between the Company and the Mutual Savings Bank or between the InterimTwo and the Mutual Savings Bank that was issued, acquired, or will/could be settled at a discount.

     (p) Mutual Holding Company will not issue any ownership interest in exchange for services rendered to or for the benefit of Mutual Holding Company in connection with the proposed transaction; and no ownership interests will be issued for indebtedness of Mutual Holding Company.

     (q) There is a valid business purpose for the proposed transaction.

     (r) At the time of the Reorganization, the Stock Savings Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Stock Savings Bank that, if exercised or converted, would affect the Company's acquisition or retention of control of the Stock Savings Bank, as defined in Section 368(c) of the IRC.

     (s) The Company does not own, nor has it owned during the past five years, any shares of the stock of the Stock Savings Bank.

     (t) No two parties to the transaction are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the IRC.

     (u) The Mutual Savings Bank is not under the jurisdiction of a court in a Title 11 bankruptcy or similar case within the meaning of Section 368(a)(3)(A) of the IRC.

     (v) No creditors of Mutual Savings Bank, including the depositors in their role as creditors, have taken any steps to enforce their claims against the Mutual Savings Bank by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interest of the members prior to the Conversion to Stock Savings Bank, including depositors, as the equity holders of Stock Savings Bank.

     (w) No amount of the savings accounts and deposits of Mutual Savings Bank as of the eligibility record date or supplemental eligibility record date will be excluded from membership rights and interest in the Mutual Holding Company.

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     (x) None of the shares of Company common stock received by any shareholder-
     employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (y) Mutual Savings Bank utilized a reserve for bad debts in accordance with
     Section 593 of the IRC and, following the proposed transaction, Stock Savings Bank will utilize a reserve for bad debts if, and to the extent permitted by the IRC.

     (z) The Mutual Savings Bank currently has no net operating loss for federal income tax purposes, and has no such losses available for carryover to future tax years. The Mutual Savings Bank has neither generated nor carried forward a net operating loss for federal tax purposes at any time in the past ten (10) tax years.

     (aa) The aggregate purchase price to purchase all the shares of Common Stock which will be offered in the Subscription Offering to the Eligible Account Holders and others, as well as in the Community Offering as provided in the Plan, will be equal to the same percentage of the fair market value of the Stock Savings Bank (as determined by an independent appraisal) which is sold under the Plan.

     (bb) In the Reorganization, shares of Stock Savings Bank common stock
representing   control of the Stock Savings Bank, as defined in Section 368(c),
will be constructively   exchanged solely for the depositors' mutual ownership
interests in the Mutual Bank.    Immediately thereafter, shares of Stock Bank
common stock will be constructively   exchanged for mutual ownership interests
in the Mutual Holding Company.

     (cc) During the Reorganization, a minimum of 50.01% of the stock of Stock Holding Company will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company. Concurrently, the Stock Holding Company will offer to the public an amount up to 49.9% of its outstanding shares in the Subscription and Community Offerings. Taken in the aggregate, this property (including money) will be transferred to the Stock Savings Bank solely in exchange for the stock of Stock Savings Bank. In the aggregate, the Mutual Holding Company and the shareholders who purchase stock in the Subscription and the Community Offerings will possess at least 80 percent of the total voting power of the stock of Stock Savings Bank, and their stock interest in Stock Savings Bank will have value equal to at least 80 percent of the total value of the stock of Stock Savings Bank.

                                       *
     I understand that the underlying premise of a tax-free reorganization is grounded in the continuity of both the organization itself and the shareholders' interests in the organization. Therefore, I understand that to the extent that any repurchase of the Common Stock is considered

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to be part of the reorganization, such repurchase could weaken continuity of interest and thus, jeopardize the tax-free status of the reorganization. I also understand that such repurchase could trigger recapture of the bad debt loss reserve.

     Additionally, I understand that any change in facts or in the execution of this transaction could cause a modification of the opinion of Muldoon, Murphy & Faucette. Since these representations are being offered in advance of the closing of this transaction, I will undertake to promptly notify Muldoon, Murphy & Faucette if we discover at any time following the date hereof that any of the above representations is not true, correct and complete.


-----------------------       ----------------------------------
Date                          Leopold W. Montanaro
                              Director, President, and Chief Executive Officer
                              West Essex Bank, F.S.B.






69951


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